EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ProPhase Labs, Inc.:

We hereby consent to incorporation by reference in the registration statements of ProPhase Labs, Inc. and Subsidiaries on Form S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, 333-132770 and 333-169697), Form SB-2 (No. 333-31241) and Form S-3 (No. 333-86976, 333-104148 and 333-119748) of our report dated March 15, 2011 with respect to the consolidated financial statements as of December 31, 2010 and for the year then ended, included in the December 31, 2010 Annual Report on Form 10-K filed on March 15, 2011.

/s/ EisnerAmper LLP

Edison, New Jersey
March 15, 2011